CENTERPLATE REPORTS IMPROVED FINANCIAL RESULTS
FOR THIRD CONSECUTIVE QUARTER
STAMFORD, Conn., November 8, 2006 – Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), today reported financial results for the third quarter and fiscal year-to-date ended October 3, 2006. Net sales increased by $10.3 million, or approximately 4.9%, to $218.9 million, compared to net sales of $208.6 million for the third quarter of 2005. Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) increased $0.9 million, or approximately 4%, to $23.8 million for the third quarter of 2006, compared to $22.9 million in the third quarter of 2005. The increase in adjusted EBITDA was due to the improvement in net sales and a modest decline in selling, general and administrative expenses.
During the quarter, Major League Baseball (MLB) sales improved $8.9 million compared to the third quarter of 2005. Eleven additional MLB games were played during the quarter, including two post season games, and per capita spending and attendance were higher at a number of these facilities. In addition, NFL related sales were $6.3 million higher, due primarily to one additional NFL game and higher attendance and per capita spending at a number of the NFL stadiums served by the company. Convention Center sales increased $3.4 million due to an increase in the number of events at these venues. Partially offsetting the improvement in sales was the termination of some of the company’s contracts (net of new accounts) of $2.1 million. Sales at the company’s minor league baseball stadiums and auto tracks declined $3.0 million due, in part, to poor weather conditions on the East Coast during the quarter; sales at all other facilities declined $3.2 million.

For the thirty-nine weeks ended October 3, 2006, net sales increased $25.2 million, or approximately 5.1%, to $523.1 million, from $497.9 million during the comparable period in 2005. Adjusted EBITDA for the thirty-nine week period increased $3.4 million, or approximately 7.8%, to $46.8 million in 2006, from $43.4 million in 2005.
“We are pleased to report improved sales and adjusted EBITDA for the third consecutive quarter, bringing our cumulative financial results for the first three quarters of 2006 up significantly over our results for 2005 and 2004”, said Janet L. Steinmayer, President and Chief Executive Officer of Centerplate. She added, “At the same time, we are building the strategic platform we need to continue to grow the company going forward.”
The company reported net income of $12.3 million for the third quarter of 2006, or $0.54 per share, compared to net income of $4.5 million, or $0.20 per share, in the third quarter of 2005. For the thirty-nine weeks ended October 3, 2006, the company reported net income of $6.6 million, or $0.29 per share, compared to a net loss of $2.4 million, or a loss of $0.11 per share, in the prior year period. The increase in both periods is due primarily to lower selling, general and administrative costs, and changes in the tax provision and the fair market value of the company’s derivatives. The improvement for the 39 week period is also due to the charge related to the refinancing of the company’s senior credit facility in April 2005 which did not recur in 2006.
As previously announced, Centerplate will make its 35th consecutive monthly distribution to IDS holders on November 20, 2006 at the anticipated annual rate of approximately $1.56 per IDS.
Centerplate will discuss its third quarter 2006 financial results on a conference call today, Wednesday, November 8 at 5:30 p.m. eastern standard time. Interested parties may participate in the call by dialing 877-407-8029 approximately 10 minutes before the call is scheduled to begin. International callers should dial 201-689-8029. An audio webcast of the conference call can also be accessed via www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available from 8:00 p.m. on November 8, 2006 through midnight on November 29, 2006. The replay can be accessed domestically by dialing 877-660-6853 or for international callers, 201-612-7415. The replay account number is 252 and the pass code for the replay call is 218357.
About Centerplate
Centerplate is a leading provider of catering, concessions, merchandise and facility management services for sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.
Presentation of Information in this Press Release
Centerplate presents Adjusted EBITDA because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables.
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in these forward-looking statements are reasonable, the company can give no assurance that these expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, changing trends in our business and competitive environment, adverse weather conditions and other factors, as well as the risks identified in our most recent annual report on Form 10-K, could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com
(Financial Tables Follow)

CENTERPLATE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 3,	September 27,	October 3,	September 27,
	2006	2005	2006	2005
		(In thousands, except share data)
Net sales	$218,929	$208,619	$523,133	$497,910

Cost of sales	175,999	166,297	425,833	401,738
Selling, general and administrative	19,588	19,738	51,684	53,388
Depreciation and amortization	7,212	7,332	21,337	21,433
Contract related losses	—	280	100	280

Operating income	16,130	14,972	24,179	21,071

Interest expense	5,502	6,955	18,248	25,478

Other income, net	(501)	(322)	(1,164)	(627)

Income (loss) before income taxes	11,129	8,339	7,095	(3,780)

Income tax provision (benefit)	(1,140)	3,827	490	(1,386)

Net income (loss)
	$12,269	$4,512	$6,605	$(2,394)

Basic and diluted net income (loss) per share with and without conversion option	$0.54	$0.20	$0.29	$(0.11)

Weighted average shares outstanding with conversion option	4,060,997	4,060,997	4,060,997	4,060,997
Weighted average shares outstanding without conversion option	18,463,995	18,463,995	18,463,995	18,463,995

Total weighted average shares outstanding	22,524,992	22,524,992	22,524,992	22,524,992

Dividends declared per share	$0.20	$0.20	$0.59	$0.59

CENTERPLATE, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 3,	September 27,	October 3,	September 27,
	2006	2005	2006	2005
		(In thousands)
Net income (loss)	$12,269	$4,512	$6,605	$(2,394)
Income tax provision (benefit)	(1,140)	3,827	490	(1,386)

Income (loss) before income taxes	11,129	8,339	7,095	(3,780)
Adjustments:
Interest expense (1)	5,502	6,955	18,248	25,478
Depreciation and amortization	7,212	7,332	21,337	21,433

EBITDA (2)	$23,843	$22,626	$46,680	$43,131

The following adjustments to EBITDA were made to compute Adjusted EBITDA:

EBITDA	$23,843	$22,626	$46,680	$43,131
Adjustments:
Contract related losses (3)	—	280	100	280

Adjusted EBITDA (2)	$23,843	$22,906	$46,780	$43,411

(1)	Included in interest expense for the 13 and 39 weeks ended September 27, 2005 is $5.8 million in expenses related to entering into our credit agreement on April 1, 2005. The $5.8 million includes a prepayment premium of approximately $4.6 million on the prior credit facility and a $1.2 million non-cash charge for the write-off of deferred financing costs. Additionally, for the 13 and 39 weeks ended October 3, 2006 included in interest is a credit of $1.4 million and $2.4 million, respectively, related to the change in the fair value of our derivatives as compared to a charge of $0.5 million and $1.0 million, respectively, for the 13 and 39 week periods ended September 27, 2005.

(2)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments.

(3)	Reflects non-cash expense for the write-off of contract rights associated with terminated contracts.

CENTERPLATE, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 3,	September 27,	October 3,	September 27,
	2006	2005	2006	2005
		(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$12,269	$4,512	$6,605	$(2,394)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	7,212	7,332	21,337	21,433
Amortization of deferred financing costs	642	640	1,927	2,825
Non-cash interest earned on restricted cash	(112)	(47)	(310)	(92)
Derivative non-cash interest	(1,422)	481	(2,354)	977
Contract related losses	—	280	100	280
Deferred tax change	(1,512)	3,827	3	(1,386)
Loss on disposition of assets	(1)	(43)	(32)	(47)
Other	(23)	263	290	104

Changes in assets and liabilities	(2,943)	7,206	17,632	22,213

Net cash provided by operating activities	14,110	24,451	45,198	43,913

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(4,771)	(4,348)	(9,604)	(11,857)
Proceeds from sale of property and equipment	85	120	250	456
Contract rights acquired	(5,587)	(2,717)	(12,405)	(8,994)
Return of unamortized capital investment	—	—	1,828	—

Net cash used in investing activities	(10,273)	(6,945)	(19,931)	(20,395)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments — revolving loans	—	—	(5,000)	(44,250)
Borrowings — revolving loans	—	—	5,000	44,250
Proceeds from long-term debt	—	—	—	107,500
Retirement of existing long-term borrowings	—	—	—	(65,000)
Principal payments on long-term debt	(269)	(269)	(807)	(269)
Payment of financing costs	—	(53)	—	(7,247)
Dividend payments	(4,460)	(4,460)	(13,380)	(13,380)
Increase in bank overdrafts	1,132	1,793	2,848	1,332

Net cash provided by (used in) financing activities	(3,597)	(2,989)	(11,339)	22,936

INCREASE IN CASH	240	14,517	13,928	46,454

CASH AND CASH EQUIVALENTS:
Beginning of period	55,098	56,714	41,410	24,777

End of period	$55,338	$71,231	$55,338	$71,231

CENTERPLATE, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
(in thousands)

	October 3,	January 3,
	2006	2006
ASSETS

Current assets	$113,648	$88,790
Property and equipment, net	50,524	49,725
Contract rights, net	81,150	80,557
Cost in excess of net assets acquired	41,142	41,142
Deferred financing costs, net	13,572	15,499
Other assets	43,781	42,312

TOTAL ASSETS	$343,817	$318,025

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$101,865	$70,822
Long-term debt	210,057	210,864
Other liabilities	8,425	6,384

Common Stock with conversion option, par value $0.01, exchangeable for subordinated debt, net of discount	14,352	14,352

Total stockholders’ equity	9,118	15,603

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$343,817	$318,025